Exhibit 2.4

Execution Version

AMENDED AND RESTATED FORWARD PURCHASE AGREEMENT

This Amended and Restated Forward Purchase Agreement (this “Agreement”) is entered into as of March 23, 2022, by and among Avista Public Acquisition Corp. II, a Cayman Islands exempted company (the “Company”), Avista Acquisition LP II, a Cayman Islands exempted limited partnership (the “Purchaser”), and OmniAb, Inc., a Delaware corporation (“SpinCo”), and amends and restates in its entirety that certain Forward Purchase Agreement (the “Original Agreement”), dated as of August 9, 2021, by and between the Company and the Purchaser. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in that certain Merger Agreement, dated as of the date of this Agreement, by and among the Company, Orwell Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of the Company, Ligand Pharmaceuticals Incorporated, a Delaware corporation, and SpinCo (the “Merger Agreement”).

WHEREAS, the parties wish to amend and restate the Original Agreement as set forth in this Agreement, pursuant to which at the Closing under the Merger Agreement (the “Merger Closing”), the Company shall issue and sell, and the Purchaser shall purchase, on a private placement basis, 1,500,000 shares of Domesticated Parent Common Stock (the “Forward Purchase Shares”) and 1,666,667 Domesticated Parent Warrants (the “Forward Purchase Warrants” and together with the Forward Purchase Shares, the “Forward Purchase Securities”) on the terms and conditions set forth herein; and

WHEREAS, in connection with the entry into the Merger Agreement, an allocation of up to $100,000,000.00 of committed capital of the Purchaser has been made to subscribe for up to 10,000,000 shares of Domesticated Parent Common Stock and up to 1,666,667 Domesticated Parent Warrants to the extent that the number of shares of Domesticated Parent Common Stock that are redeemed in connection with the consummation of the Transactions would result in the Trust Amount being less than $100,000,000.00, on the terms and conditions set forth herein (the “Backstop Commitment”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Backstop Subscription; Funding Notice.

(a) Backstop Subscription.

To the extent that the Trust Amount is less than $100,000,000 immediately prior to the Effective Time, the Purchaser agrees to purchase (i) a number of shares of Domesticated Parent Common Stock equal to (A) (x) $100,000,000 minus (y) the Trust Amount (such amount, the “Backstop Subscription Amount”), divided by (B) $10.00, rounded down to the nearest whole number (the “Backstop Shares”) and (ii) a number of Domesticated Parent Warrants equal to (I) 1,666,667 multiplied by (II) a number, the numerator of which is the Backstop Subscription Amount and the denominator of which is $100,000,000 (the “Backstop Warrants” and, together with the Backstop Shares, the “Backstop Securities”).

(b) Funding Notice.

On the date by which Avista Shareholder Redemptions are required to be made in accordance with the Company’s memorandum and articles of association, as they may be amended from time to time (the “Memorandum and Articles”) (which date is two (2) Business Days prior to the date of the Parent Shareholders Meeting), the Company shall deliver a written notice (the “Funding Notice”) to the Purchaser setting forth:

(i)            the Parent Share Redemption Amount;

(ii)           the Backstop Subscription Amount (as calculated in accordance with Section 1(a) of this Agreement);

(iii)          the number of Backstop Shares;

(iv)          the number of Backstop Warrants;

(v)           the anticipated Closing Date; and

(vi)          the Company’s wire instructions.

Notwithstanding the foregoing, for the avoidance of doubt, the “Backstop Subscription Amount” shall be finally calculated without including any shares of Domesticated Parent Common Stock subject to the Parent Shareholder Redemption that have been offered for redemption but subsequently and validly withdrawn by the applicable holder in accordance with the Company’s Memorandum and Articles and applicable Law.

2. Sale and Purchase.

(a) Forward Purchase Securities; Backstop Securities.

(i) The Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, on a private placement basis, 1,500,000 Forward Purchase Shares and 1,666,667 Forward Purchase Warrants for an aggregate purchase price of $15,000,000 (the “FPS Purchase Price”).

(ii) Subject to the terms and conditions hereof, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, on a private placement basis, the Backstop Shares and the Backstop Warrants for an aggregate purchase price equal to the Backstop Subscription Amount.

(iii) Each Forward Purchase Warrant and Backstop Warrant will have the same terms as the Parent Private Placement Warrants, and will be subject to the terms and conditions of the Warrant Agreement. Each Forward Purchase Warrant and Backstop Warrant will entitle the holder thereof to purchase one share of Domesticated Parent Common Stock at a price of $11.50 per share, subject to adjustment as described in the Warrant Agreement. The Forward Purchase Warrants and Backstop Warrants will become exercisable thirty (30) days after the Merger Closing and will expire five (5) years after the Merger Closing or upon redemption or the liquidation of the Company, if earlier, as described in the Warrant Agreement.

(iv) The delivery of the Funding Notice hereunder shall serve as notice to the Purchaser that the Purchaser will be required to pay the FPS Purchase Price and the Backstop Subscription Amount, and acquire the Forward Purchase Securities and the Backstop Securities, at the FPS/BPS Closing (as defined below).

(v) The closing of the sale of the Forward Purchase Securities and the Backstop Securities (the “FPS/BPS Closing”) shall be held on the Closing Date and immediately prior to the Merger Closing. At the FPS/BPS Closing, the Company will issue to the Purchaser the Forward Purchase Securities and the Backstop Securities, if any, each registered in the name of the Purchaser, against (and concurrently with) the payment of the FPS Purchase Price and the Backstop Subscription Amount to the Company by wire transfer of immediately available funds to the account notified to the Purchaser by the Company in the Funding Notice.

(b) Delivery of Securities.

(i) The Company shall register the Purchaser as the owner of the Forward Purchase Securities and the Backstop Securities purchased by the Purchaser hereunder (together, the “Securities”) on the Company’s share register and with the Company’s transfer agent by book entry on or promptly after (but in no event more than two (2) Business Days after) the date of the FPS/BPS Closing.

(ii) Each register and book entry for the Securities shall contain a notation, and each certificate (if any) evidencing the Securities shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS.”

(c) Legend Removal. If the Securities are eligible to be sold without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at the Purchaser’s request, the Company will cause the Company’s transfer agent to remove the legend set forth in Section 2(b)(ii). In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to transfer such Securities without any such legend; provided, however, that the Company will not be required to deliver any such opinion, authorization or certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of the Securities in violation of applicable Law.

(d) Registration Rights. The Purchaser shall have registration rights with respect to the Securities as referenced in the Amended and Restated Registration Rights Agreement that will be entered into by and among the Company, the Purchaser, SpinCo and certain other parties thereto in connection with the consummation of the Transactions and the form of which is attached to the Merger Agreement as Exhibit E (the “Registration Rights Agreement”).

(e) Adjustments to Notional Amounts. In the event of any change to the capital structure of the Company, whether dilutive or otherwise, by way of a share dividend, share split, or any other similar transaction however described, the number of Forward Purchase Securities and Backstop Securities, and/or the FPS Purchase Price and Backstop Subscription Amount, as applicable, will be adjusted as necessary to account for such changes.

3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to each of the Company and SpinCo as follows, as of the date hereof:

(a) Organization and Power. The Purchaser is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (c) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities Laws.

(c) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

(d) Compliance with Other Instruments. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Purchaser, in each case (other than clause (i)), which would have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement.

(e) Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of Law. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities.

(f) Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s existing and planned or expected business, management, financial affairs and the terms and conditions of the purchase and sale of the Securities, as well as the terms of the Transactions, with the Company’s management.

(g) Restricted Securities. The Purchaser understands that the offer and sale of the Securities to the Purchaser has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Purchaser must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities, or any securities into which the Securities may be converted into or exercised for, for resale, except pursuant to the Registration Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(h) High Degree of Risk. The Purchaser understands that its agreement to purchase the Securities involves a high degree of risk, which could cause the Purchaser to lose all or part of its investment.

(i) Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(j) No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the purchase and sale of the Securities.

(k) Non-Public Information. The Purchaser acknowledges its obligations under applicable securities Laws with respect to the treatment of material non-public information relating to the Company.

(l) Adequacy of Financing. The Purchaser will have at the FPS/BPS Closing available to it sufficient funds to satisfy its obligations under this Agreement.

(m) Affiliation of Certain FINRA Members. The Purchaser is neither a person associated nor affiliated with any underwriter of the IPO or, to its actual knowledge, any other member of the Financial Industry Regulatory Authority (“FINRA”) that participated in the IPO.

(n) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Purchaser nor any person acting on behalf of the Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchaser or the purchase and sale of the Securities, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 4 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company, any person on behalf of the Company or any of the Company’s affiliates (collectively, the “Company Parties”).

4. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

(a) Incorporation and Corporate Power.

(i) Until the occurrence of the Domestication, the Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

(ii) Upon the occurrence of the Domestication, the Company will be a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and will have all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

(iii) The Company has no subsidiaries other than Merger Sub.

(b) Capitalization. The authorized share capital of the Company consists, as of the date hereof, of:

(i) 500,000,000 shares of Parent Class A Common Stock, 23,000,000 of which are issued and outstanding. All of the issued and outstanding shares of Parent Class A Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws.

(ii) 50,000,000 shares of Parent Class B Common Stock, 5,750,000 of which are issued and outstanding. All of the issued and outstanding shares of Parent Class B Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws.

(iii) 5,000,000 shares of Parent Preferred Stock, none of which are issued and outstanding.

(c) Authorization. All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into this Agreement, and to issue the Securities at the FPS/BPS Closing, and the securities issuable upon conversion or exercise of the Securities, has been taken or will be taken prior to the FPS/BPS Closing, as applicable. All action on the part of the shareholders, directors and officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the FPS/BPS Closing, and the issuance and delivery of the Securities and the securities issuable upon conversion or exercise of the Securities has been taken or will be taken prior to the FPS/BPS Closing. This Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities Laws.

(d) Valid Issuance of Securities.

(i) The Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and registered in the register of members of the Company, and the securities issuable upon conversion or exercise of the Securities, when issued in accordance with the terms of the Securities and this Agreement, and registered on the Company’s share register, will be validly issued, fully paid and nonassessable and free of all preemptive or similar rights, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities Laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in this Agreement and subject to the filings described in Section 4(e) below, the Securities and the securities issuable upon conversion of the Securities will be issued in compliance with all applicable federal and state securities Laws.

(ii) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii—iv) or (d)(3), is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(e) Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Purchaser in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act, applicable state securities Laws and pursuant to the Registration Rights Agreement.

(f) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the Company’s Governing Documents, as they may be amended from time to time, (ii) of any instrument, judgment, order, writ or decree to which the Company is a party or by which it is bound, (iii) under any note, indenture or mortgage to which the Company is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which the Company is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.

(g) Operations. As of the date hereof, the Company has not conducted any operations other than organizational activities and activities in connection with its initial public offering (the “IPO”), its search for a potential business combination and financing in connection therewith.

(h) Foreign Corrupt Practices. Neither the Company, nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(i) Compliance with Anti-Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA PATRIOT Act of 2001 and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(j) Absence of Litigation. There is no Action before or by any Governmental Authority or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company’s officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

(k) No General Solicitation. Neither the Company, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Securities.

(l) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 4 and in any certificate or agreement delivered pursuant hereto, none of the Company Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, the transactions contemplated by the Merger Agreement or the offer and sale of the Securities, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchaser in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser Parties.

5. Additional Agreements, Acknowledgements and Waivers of the Purchaser.

(a) Trust Account. The Purchaser acknowledges that the Company is a blank check company with the powers and privileges to effect a Business Combination. The Purchaser further acknowledges that, as described in the prospectus included in the registration statement of the Company (the “Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the IPO and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account for the benefit of the Company, certain of its public shareholders and the underwriters of the IPO (the “Trust Account”). The Purchaser acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if the Company completes one or more transactions that constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if the Company fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Company in limited amounts to permit the Company to pay the costs and expenses of its liquidation and dissolution, and then to the Company’s public shareholders; and (iii) if the Company holds a shareholder vote to amend the Company’s Governing Documents to modify the substance or timing of the obligation to redeem 100% of the shares of Parent Common Stock if the Company fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of Parent Common Stock properly tendered in connection with such vote. For and in consideration of the Company entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Purchaser hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account (including any distributions therefrom) and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with the Company; provided, however, that nothing herein shall serve to limit or prohibit the Purchaser’s right to pursue a claim against the Company for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate the Parent Share Redemptions. The Purchaser agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company to induce it to enter in this Agreement, and the Purchaser further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent the Purchaser commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, monetary relief against the Company, the Purchaser hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Purchaser (or any party claiming on the Purchaser’s behalf or in lieu of the Purchaser) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Purchaser commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the holders of Parent Common Stock, whether in the form of money damages or injunctive relief, the Company shall be entitled to recover from the Purchaser the associated legal fees and costs in connection with any such action, in the event the Company prevails in such action or proceeding.

(b) No Short Sales. The Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of the Company prior to the Merger Closing. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(c) Voting. The Purchaser hereby agrees that if the Company seeks shareholder approval of the Transaction Proposals, then the Purchaser shall vote any shares of Parent Class A Common Stock owned by it in favor of such Transaction Proposals. If the Purchaser fails to vote any shares of Parent Class A Common Stock it is required to vote hereunder in favor of the Transaction Proposals, the Purchaser hereby grants hereunder to the Company and any representative designated by the Company, without further action by the Purchaser or any other Person, a limited irrevocable power of attorney to effect such vote on behalf of the Purchaser, which power of attorney shall be deemed to be coupled with an interest.

6. QEF Election Information. The Company shall use commercially reasonable efforts to determine whether, in any year, the Company or any subsidiary of the Company is deemed to be a “passive foreign investment company” (a “PFIC”) within the meaning of U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”). If the Company determines that the Company or any subsidiary of the Company is a PFIC in any year, for the year of determination and for each year thereafter during which the Purchaser holds an equity interest in the Company, including any Parent Warrants, the Company or such subsidiary shall use commercially reasonable efforts to (a) make available to the Purchaser the information that may be required to make or maintain a “qualified electing fund” election under the Code with respect to the Company and (b) furnish the information required to be reported under Section 1298(f) of the Code.

7. Listing. The Company will use commercially reasonable efforts to maintain the listing of the Parent Class A Common Stock and Domesticated Class A Common Stock (as applicable) on the NASDAQ (or another national securities exchange).

8. FPS/BPS Closing Conditions.

(a) The obligation of the Purchaser to purchase the Securities at the FPS/BPS Closing under this Agreement shall be subject to the fulfillment, at or prior to the FPS/BPS Closing of each of the following conditions, any of which, to the extent permitted by applicable Laws, may be waived by the Purchaser:

(i) The Transactions shall be completed substantially concurrently with, and (except in the case of the Domestication) immediately following, the purchase and sale of the Securities hereunder;

(ii) The Company shall not have delivered to the Purchaser a revocation of the Funding Notice;

(iii) The representations and warranties of the Company set forth in Section 4 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the FPS/BPS Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Company, or its ability to consummate the transactions contemplated by this Agreement;

(iv) The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company, at or prior to the FPS/BPS Closing; and

(v) No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Securities.

(b) The obligation of the Company to sell the Securities at the FPS/BPS Closing under this Agreement shall be subject to the fulfillment, at or prior to the FPS/BPS Closing of each of the following conditions, any of which, to the extent permitted by applicable Laws, may be waived by the Company:

(i) The Transactions shall be completed substantially concurrently with, and (except in the case of the Domestication) immediately following, the purchase and sale of the Securities hereunder;

(ii) The representations and warranties of the Purchaser set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the FPS/BPS Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement;

(iii) The Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the FPS/BPS Closing; and

(iv) No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Securities.

9. Termination. This Agreement may be terminated at any time prior to the FPS/BPS Closing:

(a) by mutual written consent of the Company, the Purchaser and SpinCo; or

(b) automatically:

(i) if a Business Combination is not completed within eighteen (18) months from the closing of the IPO, or such later date as may be approved by the Company’s shareholders in accordance with its Governing Documents; or

(ii) upon the termination of the Merger Agreement in accordance with the terms and conditions thereof.

In the event of any termination of this Agreement pursuant to this Section 9, the FPS Purchase Price and the Backstop Subscription Amount (and interest thereon, if any), if previously paid, and all Purchaser’s funds paid in connection herewith shall be promptly returned to the Purchaser, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchaser or the Company and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 9 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding anything herein to the contrary, from and after any termination of this Agreement pursuant to Section 9(b), the Original Agreement shall automatically resume and continue in full force and effect in accordance with its terms as though it were never amended and restated by this Agreement.

10. Termination Fee.

(a)            In the event that this Agreement is terminated by reason of a termination of the Merger Agreement pursuant to Section 9.1(i) thereof, then, concurrently with and as a condition to such termination, the Company shall pay the Purchaser or its designee(s) a termination fee of $12,500,000.00 (the “FPA Termination Fee”) by wire transfer of immediately available funds to an account designated by the Purchaser in writing.

(b)            Notwithstanding anything to the contrary set forth in this Agreement, except in the case of Actual Fraud or Willful Breach, if the FPA Termination Fee is paid pursuant to Section 10(a), such payment shall constitute the sole and exclusive remedy of the Purchaser, any of its Subsidiaries or any of its or their respective former, current or future general or limited partners, shareholders, Representatives or assignees against the Company Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and none of the Company Related Parties shall have any further liability or obligation to Purchaser and such other Persons relating to or arising out of this Agreement or the Transactions.

(c)            If the Company fails to pay promptly the FPA Termination Fee when due under this Section 10, and in order to obtain such payment, the Purchaser commences an Action that results in a judgment against the Company for any amount owed thereby under this Section 10, the Company shall reimburse the Purchaser for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate equal to (x) the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, plus (y) five percent (5%).

(d)            Each of the parties acknowledges that (i) the agreements contained in this Section 10 are an integral part of the Transactions, (ii) without these agreements, the parties would not enter into this Agreement and (iii) the FPA Termination Fee does not constitute a penalty, but rather represents liquidated damages in a reasonable amount that will compensate the Purchaser for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

11. General Provisions.

(a) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to the Company shall be sent to:

Avista Public Acquisition Corp. II
65 East 55th Street, 18th Floor
New York, New York 10022

Attn:	Benjamin Silbert, General Counsel
email:	Silbert@avistacap.com

with a copy to the Company’s counsel (which shall not constitute notice) at:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153
Attn:	Jaclyn L. Cohen, Esq. Raymond O. Gietz, Esq.
email:	Jackie.Cohen@weil.com Raymond.Gietz@weil.com

All communications to the Purchaser or SpinCo shall be sent to the Purchaser’s or SpinCo’s address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 11(a).

(b) No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(c) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the FPS/BPS Closing.

(d) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(e) Successors. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f) Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties except that the Purchaser may assign its rights, interests or obligations hereunder to any of its affiliates.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(i) Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether at law or in equity, and whether grounded in contract, tort or statute) shall be governed by, construed in accordance with, and interpreted pursuant to the Laws of the State of Delaware, without giving effect to its choice of laws principles.

(j) Jurisdiction. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Court of Chancery of the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Court of Chancery of the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(k) Waiver of Jury Trial. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

(l) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of the Company, the Purchaser and SpinCo.

(m) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(n) Expenses. Each of the Company and the Purchaser will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. The Company shall be responsible for the fees of its transfer agent, stamp taxes and all of The Depository Trust Company’s fees associated with the issuance of the Securities and the securities issuable upon conversion or exercise of the Securities.

(o) Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty or covenant.

(p) Waiver. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(q) Confidentiality. Except as may be required by Law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

(r) Specific Performance; Enforcement. Each party hereto agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by the Purchaser in accordance with the terms hereof and that the other party(ies) shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

PURCHASER:
Avista Acquisition LP II
By:	Avista Acquisition GP LLC II, its general partner

By:	/s/ Benjamin Silbert
	Name:	Benjamin Silbert
	Title:	Authorized Signatory

Address for Notices: 65 East 55th Street 18th Floor New York, NY 10022 Attn: Benjamin Silbert email: Silbert@avistacap.com

COMPANY:
Avista Public Acquisition Corp. II

By:	/s/ Benjamin Silbert
	Name:	Benjamin Silbert
	Title:	General Counsel

Address for Notices: 65 East 55th Street 18th Floor New York, NY 10022 Attn: Benjamin Silbert email: Silbert@avistacap.com

SPINCO:
OmniAb, Inc.

By:	/s/ Matthew W. Foehr
	Name:	Matthew W. Foehr
	Title:	President and Chief Executive Officer

Address for Notices: 5980 Horton Street Suite 405 Emeryville, CA 94608 Attn: Matt Foehr email: matt@omniab.com